Exhibit 5.1

Royal Caribbean Cruises Ltd. 1050 Caribbean Way Miami, Florida 33132

Our Reference 01474.50152/US/80772255v2

March 1, 2021

Registration Statement on Form S-3: Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special counsel as to matters of Liberian law to Royal Caribbean Cruises Ltd., a Liberian corporation (the “Company”), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”) in respect of the contemplated issuance by the Company from time to time of (i) senior debt securities, which may be issued pursuant to an Indenture (the “Indenture”) dated as of July 31, 2006, as amended, between the Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as Trustee; (ii) shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”); and (iii) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”).

As such counsel, we have examined (i) the forms of underwriting agreements for debt and equity securities among the Company and representatives of the underwriters to be named in a terms agreement filed with the Securities and Exchange Commission on March 23, 2009 (the “Underwriting Agreements”) and (ii) such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. We have also assumed that the issuance and, if applicable, sale of the Preferred Stock and Common Stock complies in all respects with the terms, conditions and restrictions set forth in the articles of incorporation and by-laws of the Company and all of the instruments and other documents relating thereto or executed in connection therewith, and each share of Preferred Stock and Common Stock will be issued for consideration equal to or in excess of the par value per share.

This opinion is limited to the law of the Republic of Liberia. In rendering this opinion, we have relied on opinions of counsel in Liberia rendered in transactions which we consider to be sufficiently similar to those contemplated hereby in order to afford a satisfactory basis for such opinion, and upon our independent examinations of the Liberian Corporation Law of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956, effective March 1, 1958 as amended to July, 1973), the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised, effective January 3, 1977, as amended), the Revenue Code of Liberia (2000) as amended by the Consolidated Tax Amendments Act of 2011, and the Liberian Commercial Code of 2010, made available to us by Liberian Corporation Services, Inc. and The Liberian International Ship & Corporate Registry, LLC, and our knowledge and interpretation of analogous laws of the United States.

To the extent it may be relevant to the opinions expressed below, we have assumed that the Company will have sufficient authorized but unissued and unreserved shares of Preferred Stock and Common Stock on the date of any issuance of shares of Preferred Stock and Common Stock, respectively.

Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.	Upon the fixing of the designations, relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and proper and valid filing with the Minister of Foreign Affairs of Liberia of a statement setting forth a copy of the resolution of the Board of Directors establishing such series of Preferred Stock and the number of shares of such Preferred Stock to be issued, all in conformity with the Company’s Restated Articles of Incorporation and upon the approval by the Board of Directors of the Company of the specific terms of the issuance, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered against payment therefor in accordance with the applicable Underwriting Agreement or other agreement or upon conversion or exchange in accordance with the terms of any other security that has been duly authorized, issued, paid for and delivered, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

2.	The shares of Common Stock, when the terms of the issuance and sale thereof have been duly approved by the Board of Directors of the Company in conformity with the Company’s Restated Articles of Incorporation and when issued and delivered against payment therefor in accordance with the applicable Underwriting Agreement or other agreement or upon conversion or exchange of any security that has been duly authorized, issued, paid for and delivered, will be validly issued, fully paid and non-assessable.

3.	The Company is validly existing and has the corporate power to enter into the Indenture.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and to the references to our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules relating thereto, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act or the rules relating thereto.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP